Exhibit 8.2

February 4, 2015

Spansion Inc.

915 DeGuigne Drive,

Sunnyvale, CA 94085

Attn: Board of Directors

Ladies and Gentlemen:

We have been requested to render an opinion concerning the material U.S. federal income tax consequences of the merger (the “Merger”) involving Cypress Semiconductor Corporation (“Parent”), Mustang Acquisition Corporation, a wholly owned subsidiary of Parent (“Merger Sub”), and Spansion Inc. (the “Company”), pursuant to the Agreement and Plan of Merger by and among Parent, Merger Sub, and the Company, dated as of December 1, 2014, and exhibits thereto (collectively, the “Agreement”). The Merger is further described in and is in accordance with the Securities and Exchange Commission Form S-4 Registration Statement filed on January 22, 2015 and related Exhibits thereto, as thereafter amended at any time to and including the date hereof with the Securities and Exchange Commission with respect to the Merger (the “S-4 Registration Statement”). Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as legal counsel to the Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto), among others: (i) the S-4 Registration Statement; (ii) the Agreement; (iii) a tax representation letter of Parent and Merger Sub, signed by an authorized officer of each of Parent and Merger Sub, delivered to us by Parent and Merger Sub; and (iv) a tax representation letter of the Company, signed by an authorized officer of the Company, delivered to us by Company.

In addition, in connection with rendering this opinion, we have assumed (without any independent investigation thereof) that:

(1) Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

(2) All statements, descriptions, and representations contained in any of the documents referred to herein or otherwise made available to us are true and correct and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete;

(3) Any representation or statement referred to above made “to the best of knowledge” or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified are true and will remain true through the Effective Time of the Merger and thereafter where relevant;

(4) The Merger will be consummated pursuant to the Agreement (without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the laws of the State of Delaware; and

(5) At all relevant times prior to and including the effective date of the Merger, (i) no outstanding indebtedness of the Company, Parent, or Merger Sub has represented or will represent equity for tax purposes; (ii) no outstanding equity of the Company, Parent, or Merger Sub has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Code.

Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and limitations set forth herein, it is our opinion that: (i) the Merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code; and (ii) the following material U.S. federal income tax consequences will result from such qualification of the Merger as a reorganization:

•	Spansion stockholders will not recognize any gain or loss upon the receipt of Cypress common stock in exchange for Spansion common stock in connection with the Merger, except for cash received instead of a fractional share of Cypress common stock;

•	the aggregate tax basis of the Cypress common stock received by a Spansion stockholder in connection with the Merger will be equal to the aggregate tax basis of the Spansion common stock surrendered in exchange for Cypress common stock (excluding the portion of the stockholder’s basis that is allocable to a deemed fractional share of Cypress common stock for which the stockholder will receive cash in lieu of such fractional share);

•	the holding period of the Cypress common stock received by a Spansion stockholder in connection with the Merger will include the holding period of the Spansion common stock surrendered in connection with the Merger;

•	cash payments received by a Spansion stockholder for a fractional share of Cypress common stock will be treated as if such fractional share had been issued in connection with the Merger and then redeemed by Cypress, and Spansion stockholders will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the tax basis in such fractional share; and

•	Cypress, Mustang Acquisition Corporation and Spansion will not recognize gain or loss as a result of the Merger.

In addition to the foregoing, certain stockholders may be subject to information reporting with respect to the cash received in lieu of a fractional share of Cypress common stock. U.S. holders who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such U.S. holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the Internal Revenue Service.

Our opinion is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the “Service”) and existing court decisions, any of which could be changed at any time. Any such changes could be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

Our opinion is limited to the material U.S. federal tax consequences presented above. No opinion is expressed as to any transaction other than the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger. We recommend that Spansion stockholders consult their tax advisors as to their specific tax consequences of the Merger, including any applicable federal, estate, gift, state, local and foreign tax consequences.

You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that a contrary position will not be successfully asserted by the Service. No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the S-4 Registration Statement. We also consent to the reference to our firm name wherever appearing in the S-4 Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such S-4 Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ FENWICK & WEST LLP

A LIMITED LIABILITY PARTNERSHIP INCLUDING

PROFESSIONAL CORPORATIONS